UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a‑12

DIRECTV
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Commencing on or after April 5, 2012, DIRECTV will send the following communication to certain of its stockholders:

To:    Addressee

From:    Larry Hunter
Executive Vice President and General Counsel

Re:    Please vote your DIRECTV shares for the Annual Stockholder Meeting.

This email is sent to you because you are a participant in the DIRECTV Stock Fund of the DIRECTV 401(k) Savings Plan (Savings Plan). You should have recently received an email notice that the Company's 2012 Proxy Statement and Annual Report are available on-line at www.proxyvote.com and at www.directv.com/investor. Those materials have been made available in connection with the Company's 2012 Annual Stockholders' Meeting on May 3, 2012.

As a participant in the DIRECTV Stock Fund, it is very important that you instruct the Trustee of the Savings Plan how to vote your shares at the Annual Meeting. The Trustee will vote a plan participant's shares as instructed by the participant. But if no instructions are provided, the Trustee will vote those shares in the same proportion as shares for which it received instructions. For example, if the Trustee received instructions resulting in 90% of instructed shares being voted in favor of a proposal and 10% being voted against the proposal, then not only will the Trustee vote those shares as instructed, all the shares for which no instruction was given will also be voted in the same ratio of 90% in favor and 10% against. So, your instructions not only determine how your shares will be voted, but also influence how the Trustee will vote shares for which no instructions are provided by other participants.

There are three ways that you can instruct the Trustee: (1) you can complete a proxy card on-line at www.proxyvote.com; (2) you can give your proxy by phone at 1-800-690-6903; or (3) you can mark a proxy card and mail it in the envelope provided (if you requested a hard copy of the proxy statement and proxy card).

In whatever way you decide, on-line, by phone or by mail, your proxy must be received by Broadridge, our transfer agent, no later than 11:59 p.m., Eastern Time, on Monday, April 30, 2012. And, of course, your instructions and vote will be kept private.

Our Board of Directors has made a recommendation on each of the matters to be voted on by our stockholders. We urge you to carefully review the matters presented and encourage you to instruct the Trustee to vote your shares as recommended by our Board.